Exhibit 99

NEWS RELEASE
July 28, 2017

Contact:	Clifford H. Chen	Telephone: (808) 543-7300
	Treasurer, Manager, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2017 EARNINGS

Net Income of $16.7 Million - Return on Assets of 1.02%
Solid Profitability In Line with Expectations

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income of $16.7 million for the second quarter of 2017 compared to $15.8 million in the first, or linked, quarter of 2017 and $13.3 million in the second quarter of 2016.
“We continued our strong performance into the second quarter, delivering well for our customers, the bank, and for shareholders. Our results through the second quarter demonstrate broad improvement in our profitability with better yields, efficiency, asset quality, and bottom line return on equity compared to last year," said Richard Wacker, president and chief executive officer of American. "Our balance sheet continued to grow nicely as customers entrusted us with more of their deposits. Total lending was flat as our work to improve commercial loan asset quality offset growth we saw in consumer, home equity, residential, and commercial real estate lending.”
    Second quarter of 2017 net income of $16.7 million was $3.4 million higher than the second quarter of 2016 and $0.9 million higher than the first (linked) quarter of 2017.
Compared to the second quarter of 2016, the $3.4 million increase was primarily driven by $3 million (after-tax) higher net interest income mainly due to growth in the commercial real estate and consumer loan portfolios as well as the deployment of deposit growth into our investment portfolio. The $1 million (after-tax) lower provision for loan losses was offset by $1 million (after-tax) higher non-interest expense.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 28, 2017

Compared to the linked first quarter of 2017, the $0.9 million increase was primarily driven by the following on an after-tax basis:

•	$1 million higher net interest income driven mainly by higher loan portfolio yields and growth in our consumer loan and investment portfolios;

•	$1 million lower provision for loan losses; and

•	$1 million higher noninterest income mainly due to improved performance from bank-owned life insurance investments.
These increases were offset by $2 million (after-tax) higher noninterest expense primarily due to higher compensation and benefits.
Net interest income (pretax) was $55.9 million in the second quarter of 2017, compared to $54.8 million in the linked quarter and $51.0 million in the prior year quarter. Net interest margin was 3.68% in the second quarter of 2017, unchanged from the linked quarter and 3.58% in the second quarter of 2016. The higher net interest margin compared to the prior year quarter was primarily attributable to higher investment portfolio yields and growth of our higher yielding consumer and commercial real estate portfolios.
The provision for loan losses (pretax) was $2.8 million in the second quarter of 2017 compared to $3.9 million in the linked quarter and $4.8 million in the second quarter of 2016. The decrease from the linked quarter reflected improved credit quality. The second quarter of 2017 net charge-off ratio was 0.21%, compared to 0.29% in the linked quarter and 0.15% in the prior year quarter. Nonaccrual loans as a percent of total loans receivable held for investment was 0.44% compared to 0.41% in the linked quarter and 1.02% in the prior year quarter.
Noninterest income (pretax) was $16.2 million in the second quarter of 2017 compared to $15.1 million in the linked quarter and $16.6 million in the prior year quarter. Noninterest expense (pretax) was $44.6 million compared to $41.9 million in the linked quarter and $42.6 million in the second quarter of 2016.
Total loans were $4.7 billion at June 30, 2017 and included growth in the consumer, home equity line of credit, and residential loan portfolios during the second quarter of 2017.

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Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for the bank.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 28, 2017

Total deposits were $5.7 billion at June 30, 2017, an increase of $175 million or 6.3% annualized from December 31, 2016. Low-cost core deposits increased $143 million or 5.8% annualized from December 31, 2016. The average cost of funds was 0.21% for the second quarter of 2017 compared to 0.20% for the first quarter of 2017 and 0.23% for the second quarter of 2016.
    American’s return on average equity was 11.3% for the second quarter of 2017 compared to 10.8% in the linked quarter and 9.2% in the second quarter of 2016. Return on average assets was 1.02% for the second quarter of 2017, compared to 0.98% in the linked quarter and 0.86% in the same quarter last year. American’s solid results enabled it to pay dividends of $9.4 million to HEI while maintaining healthy capital levels, including a leverage ratio of 8.5% and a total capital ratio of 13.7% at June 30, 2017.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2017 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2017 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2017.
HEI plans to announce its second quarter 2017 consolidated financial results on Thursday, August 3, 2017 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2017 EPS guidance on Thursday, August 3, 2017, at 9:00 a.m. Hawaii time (3:00 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198. Parties may also listen to the conference by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 28, 2017

Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the August 3, 2017 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through August 17, 2017 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10108918.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016
Interest and dividend income
Interest and fees on loans	$52,317	$50,742	$49,690	$103,059	$98,127
Interest and dividends on investment securities	6,763	6,980	4,443	13,743	9,460
Total interest and dividend income	59,080	57,722	54,133	116,802	107,587
Interest expense
Interest on deposit liabilities	2,311	2,103	1,691	4,414	3,283
Interest on other borrowings	824	816	1,467	1,640	2,952
Total interest expense	3,135	2,919	3,158	6,054	6,235
Net interest income	55,945	54,803	50,975	110,748	101,352
Provision for loan losses	2,834	3,907	4,753	6,741	9,519
Net interest income after provision for loan losses	53,111	50,896	46,222	104,007	91,833
Noninterest income
Fees from other financial services	5,810	5,610	5,701	11,420	11,200
Fee income on deposit liabilities	5,565	5,428	5,262	10,993	10,418
Fee income on other financial products	1,971	1,866	2,207	3,837	4,412
Bank-owned life insurance	1,925	983	1,006	2,908	2,004
Mortgage banking income	587	789	1,554	1,376	2,749
Gains on sale of investment securities, net	—	—	598	—	598
Other income, net	391	458	288	849	621
Total noninterest income	16,249	15,134	16,616	31,383	32,002
Noninterest expense
Compensation and employee benefits	24,742	23,237	21,919	47,979	44,353
Occupancy	4,185	4,154	4,115	8,339	8,253
Data processing	3,207	3,280	3,277	6,487	6,449
Services	2,766	2,360	2,755	5,126	5,666
Equipment	1,771	1,748	1,771	3,519	3,434
Office supplies, printing and postage	1,527	1,535	1,583	3,062	2,948
Marketing	839	517	899	1,356	1,760
FDIC insurance	822	728	913	1,550	1,797
Other expense	4,705	4,311	5,382	9,016	9,357
Total noninterest expense	44,564	41,870	42,614	86,434	84,017
Income before income taxes	24,796	24,160	20,224	48,956	39,818
Income taxes	8,063	8,347	6,939	16,410	13,860
Net income	$16,733	$15,813	$13,285	$32,546	$25,958
Comprehensive income	$18,956	$16,648	$16,051	$35,604	$36,361
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.02	0.98	0.86	1.00	0.85
Return on average equity	11.25	10.82	9.22	11.04	9.06
Return on average tangible common equity	13.06	12.58	10.75	12.82	10.57
Net interest margin	3.68	3.68	3.58	3.68	3.60
Efficiency ratio	61.73	59.87	63.05	60.81	63.00
Net charge-offs to average loans outstanding	0.21	0.29	0.15	0.25	0.18
As of period end
Nonaccrual loans to loans receivable held for investment	0.44	0.41	1.02
Allowance for loan losses to loans outstanding	1.19	1.19	1.16
Tangible common equity to tangible assets	7.88	7.78	8.15
Tier-1 leverage ratio	8.5	8.5	8.7
Total capital ratio	13.7	13.6	13.2
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.4	$9.4	$9.0	$18.8	$18.0
This information should be read in conjunction with the condensed consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2017		December 31, 2016

Assets
Cash and due from banks		$128,609		$137,083
Interest-bearing deposits		37,049		52,128
Restricted cash		—		1,764
Available-for-sale investment securities, at fair value		1,302,886		1,105,182
Stock in Federal Home Loan Bank, at cost		11,706		11,218
Loans receivable held for investment		4,744,634		4,738,693
Allowance for loan losses		(56,356)		(55,533)
Net loans		4,688,278		4,683,160
Loans held for sale, at lower of cost or fair value		5,261		18,817
Other		354,898		329,815
Goodwill		82,190		82,190
Total assets		$6,610,877		$6,421,357
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,694,150		$1,639,051
Deposit liabilities–interest-bearing		4,030,236		3,909,878
Other borrowings		188,130		192,618
Other		101,974		101,635
Total liabilities		6,014,490		5,843,182
Common stock		1		1
Additional paid in capital		344,062		342,704
Retained earnings		271,739		257,943
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(5,687)		$(7,931)
Retirement benefit plans	(13,728)	(19,415)	(14,542)	(22,473)
Total shareholder’s equity		596,387		578,175
Total liabilities and shareholder’s equity		$6,610,877		$6,421,357

This information should be read in conjunction with the condensed consolidated financial statements and the notes thereto in HEI filings with the SEC.

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